Exhibit 10.1
SETTLEMENT AND RELEASE AGREEMENT
THIS SETTLEMENT AND RELEASE AGREEMENT(the “Settlement Agreement”) is made as of June 30, 2014 (“Effective Date”) between Kinetic Concepts, Inc., a corporation organized under the laws of Texas and having a place of business at 12930 Interstate 10 West, San Antonio, Texas, 78249, and its Affiliates, including its subsidiaries, their successors and assigns, including but not limited to KCI Licensing, Inc., KCI USA, Inc., KCI Medical Resources, Medical Holdings, and KCI Manufacturing (collectively “KCI”) and Wake Forest University Health Sciences, a non-profit corporation organized and existing under the laws of the State of North Carolina and located at Medical Center Boulevard, Winston-Salem, North Carolina 27157, and its Affiliates, including its subsidiaries, their successors and assigns (collectively “WFUHS”).
WHEREAS, KCI and WFUHS (collectively “the Parties”) are currently involved in litigation in the United States and Germany and desire to fully and finally resolve all disputes with respect to the Litigations (defined below), the Patents (defined below), the Products (defined below), and the License Agreement (defined below);
WHEREAS, the Parties entered into a Confidential Binding Term Sheet Between Wake Forest University Health Sciences and Kinetic Concepts, Inc., on June 19, 2014 to fully and finally resolve all disputes with respect to the Litigations, the Patents, the Products, and the License Agreement (the “Binding Term Sheet”), wherein the Parties agreed to enter into a Definitive Agreement;
WHEREAS, the Parties desire that this Settlement Agreement shall be the Definitive Agreement between the Parties set forth in the Binding Term Sheet; and
WHEREAS, the Parties acknowledge that full, valid, and binding consideration exists for the execution of this Settlement Agreement and that such consideration consists of the mutual promises contained herein, and the performance by each of the Parties of their respective mutual and independent covenants and representations as set forth herein.
NOW THEREFORE, in consideration of the terms, conditions and mutual obligations set forth herein and understanding the meaning and legal effect of entering into this Agreement, the Parties hereto stipulate, agree, warrant, and represent as follows:

1.	Definitions. As used herein, the following terms have the following meanings:

a.
“Affiliate,” in relation to any Party, shall mean any corporation, partnership, proprietorship, person or other entity controlled by, controlling, or under common control with such Party, and shall include any corporation, or partnership, proprietorship, person or other entity directly or indirectly owning, owned by or under common ownership with such Party to the extent of fifty percent (50%) or more the equity or voting shares, including shares owned beneficially by such Party.

b.	“Applicable Law” means with respect to any Person, any federal, state or local law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, code, rule,

regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

c.
“Governmental Authority” means any transnational, domestic or foreign federal, state, or local, governmental authority, department, court, agency or official, including any political subdivision thereof.

d.
“License Agreement” means the license agreement entered into between the Parties on October 6, 1993, and all sublicenses, modifications and/or amendments thereto, terminated on or about March 18, 2011.

e.
“Litigations” means the lawsuits entitled: Kinetic Concepts, Inc.et al. v. Wake Forest University Health Sciences, Civil Action No. 11-CV-00163-XR pending in the United States District Court for the Western District of Texas, San Antonio Division); Wake Forest University Health Sciences vs. Kinetic Concepts,et al., Civil Action No. 11-CV-00713-XR pending in the United States District Court for the Western District of Texas, San Antonio Division, consolidated with 11-CV-00163-XR; the German nullity proceeding between the Parties, in the German Federal Patent Court regarding EP0620720 (DE 692 24 847), case no. 4 Ni 28/13(EP); and any and all lawsuits filed by either of the Parties against the other Party related to the License Agreement, the Products, or the Patents prior to the Effective Date of this Settlement Agreement.

f.
“Patents” means U.S. patents 5,645,081, 5,636,643, 7,198,046, 7,216,651 and foreign equivalents, including but not limited to European Patent 0620720, including their continuations, continuations-in-part, divisionals, reexaminations, reissues, and any other patent sharing common priority with the aforementioned patents.

g.
“Products” means all Negative Pressure Wound Therapy and Negative Pressure Technology Platform products and features of such products that were the subject of the License Agreement, or that are the subject of any Litigations, including but not limited to pump sales, pump rentals, canisters, dressing kits, tubing, and any related components for V.A.C. Classic, miniV.A.C., V.A.C.ATS, InfoV.A.C., ActiV.A.C., V.A.C. Simplicity, V.A.C. Instill, V.A.C.Ulta, V.A.C.Via, V.A.C.VeraFlo, AbThera, and Prevena systems, and existing on or before June 19, 2014, including evolutions made to such products in the nature of an insubstantial change in dimension, proportion, components, material, orientation, functionality or materials for component parts, or the general location of existing features or functionalities of such products; provided that such change does not alter the basic operation of such product as provided in such products’ specifications (e.g. applying a negative pressure to the surface of the body in continuous, intermittent, or variable pressure modes).

2.
Other Definitional and Interpretative Provisions.The words “hereof,” “herein,” and “hereunder”
and words of like import used in this Settlement Agreement shall refer to this Settlement Agreement as a whole and not to any particular provision of this Settlement Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections are to Sections of this Settlement Agreement unless otherwise specified. Any singular term in this Settlement Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes,” or “including” are used in this Settlement Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written,” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any person or entity include the successors and permitted assigns of that person or entity. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

3.
Releases of Claims and Liabilities. WFUHS, on behalf of itself and its Affiliates, subsidiaries, licensees to the Patents, named inventors to the Patents, and successors in interest to the Patents and License Agreement, hereby irrevocably releases, acquits, and forever discharges KCI and its Affiliates, subsidiaries, distributors, suppliers, customers, officers, directors, legal representatives, and successors in interest from any and all claims with respect to the Patents, Products, and/or License Agreement, and from any and all claims brought in the Litigations, including any claims, that could have been brought for activities solely occurring before June 19, 2014. KCI, on behalf of itself and its Affiliates and subsidiaries, hereby irrevocably releases, acquits and forever discharges WFUHS and its Affiliates, subsidiaries, officers, directors, legal representatives, and successors, named inventors to the Patents, and successors in interest from any and all claims with respect to the Patents and/or License Agreement, and from any and all claims brought in the Litigations, including any claims that could have been brought for activities solely occurring before June 19, 2014.

4.
Stipulations of Dismissal of the Litigations. For each of the Litigations, each Party shall, and shall cause its counsel in the applicable jurisdictions within 15 (fifteen) days of the Effective Date of this Settlement Agreement to, withdraw its complaints and demands for judicial relief and cause each of its complaints and demands in the Litigations to be dismissed with prejudice. Each Party shall bear all of its own costs, including attorneys fees, associated with the Litigations.

5.
Covenant Not to Sue. WFUHS, on behalf of itself and its Affiliates, subsidiaries, and successors in interest to the Patents and License Agreement, further covenants and agrees not to sue or otherwise assert any claim, demand, cause of action, or request for damages or other relief against KCI and its Affiliates, subsidiaries, distributors, suppliers, customers, officers, directors, legal representatives, and successors in interest with respect to the Products or any current uses of the

Products occurring prior to June 19, 2014; provided, however, that the Parties agree that the Covenant Not to Sue will not extend to future uses of the Products which future uses are primarily intended to regenerate bone, or to treat and improve the function of heart, brain, and central nervous tissue (but not including uses of Products to cover or protect any such tissues or otherwise heal wounds) (“Future Uses”). WFUHS represents that it has no current knowledge of any such Future Uses.

6.
Consideration.In addition to the other consideration set forth in this Settlement Agreement, KCI or its designee will pay to WFUHS or its designee $280,000,000 U.S.(Two Hundred Eighty Million Dollars in United States currency) (“the Settlement Payments”) as full and final payment of all amounts owing under this Settlement Agreement and to resolve the disputes referenced herein, to be paid as follows:

$80,000,000 (eighty million dollars) within 5 (five) business days of the Effective Date of this Settlement Agreement;
$85,000,000 (eighty five million dollars) upon the first anniversary of the Effective Date of this Settlement Agreement;
$85,000,000 (eighty five million dollars) upon the second anniversary of the Effective Date of this Settlement Agreement; and
$30,000,000 (thirty million dollars) upon the third anniversary of the Effective Date of this Settlement Agreement.
The Parties agree there shall be no penalty for pre-payment and no interest shall accrue on the consideration owed by KCI if paid timely. Payment shall be made by wire transfer in U.S. dollars to the following account:
Acct Name: Wake Forest University Health Sciences
Bank: Wells Fargo Bank, N.A.
Acct # 2079900145793
ABA # 121000248
Swift Code: WFBIUS6S

7.
Tax Reporting. The Parties hereby acknowledge, understand and agree that the Settlement Payments due hereunder to WFUHS by, or on behalf of KCI, are payments of retrospective U.S. patent royalties. Accordingly, KCI shall, for Federal and State income tax purposes, report all installments of the Settlement Payments due hereunder in a manner consistent with its prior tax reporting of the royalty payments made to WFUHS pursuant to the License Agreement, the characterization of which was as ordinary and necessary deductions pursuant to Section 162 of the Internal Revenue Code of 1986, as amended. Similarly, WFUHS shall, for Federal and State Income Tax purposes, report all its receipt of each installment of the Settlement Payments in a manner consistent thereof.

8.	No Admissions. Nothing in this Settlement Agreement or the Binding Term Sheet shall be deemed an admission by either Party.

9.
Authority. Each Party warrants and represents to the other Party that (a) such warranting and representing Party is a corporation duly organized, validly existing and in good standing under the Applicable Laws of the state of its incorporation and has the requisite power and authority to enter into this Settlement Agreement and to take actions, or refrain or forebear from taking actions, and grant the releases and covenants not to sue as described herein so as to fully perform its obligations under, and implement the provisions and intent of, this Settlement Agreement, (b) the execution, delivery and performance of this Settlement Agreement has been duly authorized by all corporate actions necessary on the part of such Party, and (c) the individual executing this Settlement Agreement on behalf of such Party has the authority to do so.

10.
Amendments / Non-Waiver. Any provision of this Settlement Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, or in the case of waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

11.
Governing Law. This Settlement Agreement shall be governed by and construed and enforced with the Applicable Law of the State of Delaware, without regard to the conflict of law principles of such state, except that any claims relating to Section 6 of this Agreement (Consideration) shall be brought in a jurisdiction and venue of WFUHS’s choosing, and any claims relating to Section 5 (Covenant Not to Sue) shall be brought in a jurisdiction and venue of KCI’s choosing.

12.
Remedies. The Parties acknowledge and agree that monetary damages would be an inadequate remedy for violations of this Settlement Agreement and that either Party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance, or injunctive relief, or such other relief as such court may deem just and proper, in order to enforce this Settlement Agreement or prevent any violation of the terms hereof, and to the extent permitted by Applicable Law, each Party waives the posting of a bond and any objection to the imposition of such relief.

13.
Integration. This Settlement Agreement contains the entire agreement of the Parties with respect to the subject matter of this Settlement Agreement, and supersedes all prior negotiations, agreements, and understandings with respect thereto, including but not limited to the Binding Term Sheet.

14.
Successors and Assigns. To the extent not otherwise granted in this Settlement Agreement, all provisions of this Settlement Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

15.
Severability. If any term, provision, covenant or restriction of this Settlement Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Settlement Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

16.	Notices. All notices, requests, and other communications to any Party shall be in writing and shall be given,

if to KCI, to:

12930 Interstate 10 West
San Antonio, Texas 78249
Attention: General Counsel
Facsimile No.: (210) 255-6990

if to WFUHS, to:

Medical Center Boulevard
Winston-Salem, North Carolina 27157
Attention: General Counsel
Facsimile No.: (336) 713-4168

17.
Counterparts. This Settlement Agreement may be signed in multiple counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Agreed and Accepted by:

KINETIC CONCEPTS, INC.	WAKE FOREST UNIVERSITY HEALTH SCIENCES
By: /s/ John T. Bibb	By: /s/ John D. McConnell
Print Name: John T. Bibb	Print Name: John D. McConnell
Title: Executive Vice President, General Counsel, and Secretary	Title: Chief Executive Officer
Date: June 30, 2014	Date: June 30, 2014